Exhibit 10.26

CNS, Inc.
7515 Smetana Lane
Eden Prairie, Minnesota 55345
Phone: (952) 229-1500 Fax (952) 229-1700
www.cns.com

September 18, 2003

Samuel E. Reinkensmeyer
4506 Drexel Avenue
Edina, MN 55424

Dear Sam:

I am pleased to confirm my offer of employment to you as Vice President of Finance and Chief Financial Officer reporting to me. If you accept this offer, your start date will be as mutually agreed between us, but not later than October 15, 2003.

Your compensation package will include the following components:

•	Your base salary will be $190,000 annualized, paid over our regular semi-monthly pay periods.

•	You will be eligible for annual revenue and profit based incentive bonus of up to 60% (15% at threshold, 30% at plan and 60% maximum) of your base salary. The parameters of the incentive bonus plan for senior management is presented by management for approval by the Board of Directors each year.

•	Subject to the approval of the CNS, Inc. Compensation Committee, we will grant you an option to purchase 53,500 shares of CNS common stock at a price per share determined on your first day of employment (date of grant). These shares will vest in equal amounts over a five-year period beginning on your first anniversary date.

•	Periodically, at the discretion of the Compensation Committee, you will be eligible to receive annual stock options that will vest over a three-year period.

Samuel E. Reinkensmeyer Offer Letter
Page Two

•	CNS will pay you a one time hiring bonus of $65,000 less required withholding, to be paid with your first paycheck.

•	You will be eligible to receive a monthly car allowance of $450.00.

•	You will be eligible to participate in CNS, Inc.‘s benefit plans. A packet of benefit information will be sent to you under separate cover following your acceptance of this offer. CNS’ benefit plan includes 25 days of Paid Time Off (PTO) during the first year of employment. Eight of the 25 days will be added to your PTO bank immediately upon date of hire. The remaining 17 days accrue at a rate of 5.67 hours per pay period over the first twelve months.

•	In the event your employment is terminated by CNS without Cause (as defined on Exhibit A) prior to a change in control of CNS, in exchange for a written release of all claims by you, CNS will pay you severance equal to your annual base salary payable over a period of twelve months from your termination date, subject to required withholding plus pay your COBRA premium over the same period. In the event your employment is terminated by CNS without Cause or you resign your employment with CNS for Good Reason (as defined on Exhibit A) within 24 months after a change in control of CNS, in exchange for a written release of all claims by you, CNS will pay you severance equal to two times your annual base salary payable over a period of twenty-four months from your termination date, subject to required withholding plus your COBRA premium over a period of 18 months from your termination date.

We will schedule a pre-employment druge and alcohol screen tests for you at the Airport Clinic. This employment offer is contingent upon successfully completing these tests. As a condition of your employment and as consideration for the compensation and benefits to be provided, you will, prior to your first day of employment, execute the Employment Agreement attached as Exhibit B, containing confidentiality, invention assignment and noncompetition provisions required of all new employees.

Samuel E. Reinkensmeyer Offer Letter
Page Three

Sam, we are very excited about the prospect of you joining CNS and ask that you confirm your acceptance of this offer by signing the enclosed copy of this letter and returning it to me at your earliest convenience. If you have any questions at all about the terms of the offer, please call me or Michelle Beuning so that we can discuss and resolve them as soon as possible. I know that you will find this position a challenging and rewarding opportunity and that you will be an important part of delivering the CNS vision!

Sincerely,

/s/   Marti Morfitt

Marti Morfitt
President & CEO

Accepted and agreed to this offer on the
23rd day of September, 2003.

/s/   Samuel E. Reinkensmeyer

Samuel E. Reinkensmeyer

EXHIBIT A

“Cause” shall mean one or more of the following: (i) your willful failure or refusal to perform your expected services to CNS consistent with your position; (ii) your commission of an intentional breach of fiduciary duty against CNS or a substantial act of fraud against or affecting CNS or any customer, supplier, client, agent, or executive thereof; (iii) your commission of any other willful or reckless act which is deemed by CNS’s Board to have a material adverse effect on CNS (it being understood that mere negligence in performance of duties is not Cause under this Agreement); (iv) your willful breach of any provision of this Agreement or any policy or directive of the Board or the CEO, including the CNS Code of Conduct; or (v) your commission of any act involving moral turpitude which is deemed by CNS’s Board to have a material adverse effect on CNS or your position with CNS; or (vi) your unsatisfactory performance after specific notice of performance deficiencies, description of expectations and opportunity to cure.

“Good Reason” shall mean: (i) CNS has materially breached any of the terms of this Agreement; (ii) you are assigned duties which are materially inconsistent with your position, duties, responsibilities and status as Chief Financial Officer; (iii) your base salary or bonus opportunity, is reduced; or (iv) as a result of the relocation of CNS’ principal offices, you would be required to relocate your principal residence outside reasonable commuting distance of the Twin Cities Metropolitan area.